Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

The parties to this Mutual Release and Settlement Agreement (this “Agreement”) are Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. (“PNR”) (collectively “Pioneer”); and the Mesa Offshore Trust (the “Mesa Trust”), acting by and through JPMorgan Chase Bank, N.A., in its capacity as trustee of the Mesa Trust (the “Trustee”).  Pioneer, the Mesa Trust,  and the Trustee are collectively referred to as the “Parties.”

WHEREAS, the Mesa Trust  was created in 1982, pursuant to that certain Royalty Trust Indenture dated December 1, 1982 (the “Trust Indenture”), to hold an interest in the Mesa Offshore Royalty Partnership (the “Mesa Partnership”), to discharge liabilities incurred in the operation of the Mesa Trust, and to distribute remaining amounts to the beneficiaries of the Mesa Trust.

WHEREAS, the Mesa Partnership is a Texas general partnership created in 1982, pursuant to Articles of General Partnership dated November 30, 1982 (as amended by First Amended and Restated Articles of General Partnership dated December 1, 1982 and Amendment to First Amended and Restated Articles of General Partnership dated December 27, 1985) (the “Partnership Agreement”), to receive and hold certain overriding royalty interests (the “Overriding Royalty Interest”), to discharge liabilities incurred in the operation of the Mesa Partnership, and to distribute remaining amounts to the partners of the Mesa Partnership.  The Mesa Trust owns 99.99% of the Mesa Partnership.

WHEREAS, PNR is the sole managing general partner of the Mesa Partnership and also owns or operates leases that are burdened by the Overriding Royalty Interest owned by the Mesa Partnership.  PNR owns 0.01% of the Mesa Partnership.

WHEREAS, the Overriding Royalty Interest owned by the Mesa Partnership was transferred and conveyed to the Mesa Partnership under that certain Overriding Royalty Conveyance (the “Conveyance Agreement”), effective December 1, 1982.

WHEREAS, Pioneer Natural Resources Company is the parent company of PNR.

WHEREAS, JPMorgan Chase Bank, N.A. serves as the trustee of the Mesa Trust and has executed this Agreement on behalf of the Mesa Trust.

WHEREAS, beneficial ownership of the Mesa Trust is divided among record and beneficial holders (the “Beneficiaries”) of the 71,980,216 Units of Beneficial Interest in the Mesa Trust.

WHEREAS, on or about January 20, 2003, Woodside Energy (USA) Inc. (“Woodside”) and PNR entered into a Farmout Agreement under which PNR agreed to transfer to Woodside, subject to the terms and conditions of the referenced Farmout Agreement, all of PNR’s right, title, and interest to certain leasehold rights in Brazos Area Blocks A-7 and A-39, which rights were burdened by Overriding Royalty Interest owned by the Mesa Partnership under the Conveyance Agreement (the “Woodside Farmout Agreement”).

WHEREAS, pursuant to the Woodside Farmout Agreement, PNR transferred to Woodside certain rights to Brazos Area Block A-39 by that certain Partial Assignment of Operating Rights executed on or about April 7, 2005, reserving an overriding royalty interest of 10% of 8/8ths, proportionately reduced, which would increase to 12.5% of 8/8ths, proportionately reduced, after payout (the “Woodside Partial Assignment of Operating Rights”).

WHEREAS, Pioneer maintains that, under the terms of the Conveyance Agreement, the farmout to Woodside of rights to Brazos Block A-39 caused the interest to be transferred to Woodside free and clear of the Overriding Royalty Interest owned by the Mesa Partnership burdening Block A-39 and caused the Mesa Partnership Overriding Royalty Interest in Block A-39 to be extinguished, subject only to the Mesa Partnership’s right to share in the 10% (increasing after payout to 12.5%) overriding royalty interest retained by PNR in the Woodside Farmout Agreement and the Woodside Partial Assignment of Operating Rights.

WHEREAS, on April 11, 2005, MOSH Holding, L.P. (“MOSH”) sued the Parties to this Agreement and Woodside in the 250th District Court of Travis County, Texas (the “Lawsuit”).  MOSH, a Beneficiary of the Mesa Trust, is a Texas limited partnership that claims to own approximately 10% of the units of the Mesa Trust.  The Lawsuit has been transferred and is now pending in the 334th District Court of Harris County, Texas (the “Court”).

WHEREAS, on December 8, 2006, Dagger-Spine Hedgehog Corporation (“Dagger-Spine”) filed a petition to intervene in the Lawsuit alleging claims virtually identical to those alleged by MOSH.  Dagger-Spine is a Texas corporation that claims to own approximately 3.5% of the units of the Mesa Trust.

WHEREAS, MOSH and Dagger-Spine (“Plaintiffs”) allege claims against Pioneer in the Lawsuit for, among other things, (1) a wrongful farmout of Brazos A-39 by Pioneer, (2) a wrongful delay by Pioneer in producing Brazos A-39, (3) fraudulent accounting practices by Pioneer, (4) breach of fiduciary duty by Pioneer, (5) aiding and abetting breach of fiduciary duty by Woodside, (6) misapplication of Mesa Trust property by Pioneer, (7) conspiracy to misapply fiduciary property by Woodside and Pioneer, (8) common law fraud by Pioneer, (9) gross negligence by Pioneer, and (10) breach of the Conveyance Agreement by Pioneer, such claims as more fully stated in MOSH’s First Amended Original Petition, Verified Application for Temporary Restraining Order, Temporary Injunction, Show Cause Order, Permanent Injunction, and Request for Disclosure (“MOSH’s Petition”) and in Dagger-Spine’s Petition in Intervention and Request for Disclosure (“Dagger-Spine’s Petition”) on file in the Lawsuit.

WHEREAS, Plaintiffs also allege claims against the Trustee in the Lawsuit for, among other things, (1) an accounting, (2) breaches of fiduciary duty, including the duty to refrain from self-dealing, duty of loyalty, and duty of full disclosure, (3) fraud, (4) gross negligence, and (5) partner (vicarious) liability, such claims as more fully stated in MOSH’s Petition and in Dagger-Spine’s Petition..

WHEREAS, through the Lawsuit, Plaintiffs seek various remedies from the Parties including, among other things, (a) reconstruing the Royalty Trust Indenture to prevent the Mesa Trust from terminating for failing to reach certain performance thresholds set forth in the Trust Indenture; (b) requiring the Trustee to pursue certain claims against Pioneer and Woodside, or to allow Plaintiffs to pursue such claims on behalf of the Mesa Trust; (c) setting aside any farmouts by Pioneer in which there have been conveyances to an affiliate of Pioneer; (d) removing JPMorgan Chase Bank, N.A. as Trustee; (e) seeking return or forfeiture of compensation to JPMorgan Chase Bank, N.A.; (f) recovering monetary damages from Pioneer, Woodside, and JPMorgan Chase Bank, N.A.; and (g) pursuing exemplary damages.

WHEREAS, controversies exist whether Pioneer and Woodside are liable to the Mesa Trust as Plaintiffs allege.

WHEREAS, by reason of such controversies, the Parties have agreed to the following settlement and compromise of any and all claims that the Mesa Trust or the Mesa Partnership has or might have against Pioneer and Woodside, conditioned on approval by the Court as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows, subject to approval by the Court as set forth herein.

ARTICLE I.
CONVEYANCES AND ADJUSTMENTS

1.1.          PNR shall assign and transfer to the Mesa Partnership, or shall cause to be assigned and transferred to the Mesa Partnership, the A-39B ORRI (as defined in Schedule 1.1).  The A-39B ORRI shall be in lieu of and shall replace and supersede any rights and interests that the Mesa Partnership and/or the Mesa Trust might otherwise own, claim or be entitled to in the A-39B Property (as defined in Schedule 1.1).  The assignment provided for in this Section 1.1 shall be effective as of first production from the A-39 No. 5 Well and shall be substantially in the form of the Assignment of Overriding Royalty Interest attached as Schedule 1.1 hereto.  On behalf of the Mesa Trust and the Mesa Partnership, the Trustee hereby agrees and consents to this assignment and transfer and to the related Amendment to the Conveyance Agreement attached as Schedule 1.1A hereto.

1.2.          Pioneer, the Mesa Trust and the Trustee acknowledge that as of October 31, 2006, PNR’s books and records reflected accrued but unsatisfied plugging, abandonment, and decommissioning costs incurred and projected to be incurred in the future allocable to the Overriding Royalty Interest held by the Mesa Partnership under the Conveyance Agreement of approximately $1.4 million (the “Prior P&A Costs”).  The Prior P&A Costs relate to facilities now or previously located on the areas designated as Brazos Block A-7A, Brazos Block A-7B, Brazos Block A-39A, Matagorda Block 624, and South Marsh Island Block 155 (the “P&A Properties”).  PNR represents that as of October 31, 2006, it had accrued no plugging, abandonment, or decommissioning costs allocable to the Overriding

Royalty Interest held by the Mesa Partnership under the Conveyance Agreement relating to any properties other than the P&A Properties.  PNR agrees to amend, and to cause the Mesa Partnership to amend, the Conveyance Agreement such that effective October 31, 2006, the Overriding Royalty Interest held by the Mesa Partnership shall not be subject to or liable for deductions for allocated accruals of the Prior P&A Costs relating to the P&A Properties.  Such amendment shall also provide that no plugging, abandonment or decommissioning costs shall be allocated to the Overriding Royalty Interest held by the Mesa Partnership, or be sought to be recovered from the Mesa Partnership, with respect to the Brazos A-39 No. 5 Well and facilities related to that well.  The amendment shall contain a statement to the effect that the Mesa Partnership’s interest under the Conveyance Agreement is unencumbered by and bears no share of or responsibility for additional plugging, abandonment, or decommissioning costs associated with activities occurring on or before October 31, 2006 with respect to any Lease (as defined in the Conveyance Agreement) or related facilities existing as of October 31, 2006 on or used in connection with any Lease.  This amendment shall be substantially in the form of Schedule 1.2.  On behalf of the Mesa Trust and the Mesa Partnership, the Trustee hereby agrees and consents to such amendment.

1.3.          Pioneer, the Mesa Trust, and the Trustee acknowledge that PNR has negotiated an agreement with a Non-Affiliate (as such term is defined in the Conveyance Agreement), Hydro Gulf of Mexico, L.L.C. (“Hydro”), pursuant to which PNR is to farmout and assign to Hydro operating rights in the NE/4 of the NE/4 of Brazos Block A-39 (the “Farmout Lands”) including the 50% undivided interest in such property currently burdened by the Overriding Royalty Interest under the Conveyance Agreement (the “Hydro Farmout Agreement”).  The Hydro Farmout Agreement currently provides—in summary—that if Hydro drills an earning well in the area designated by the parties as the Nimitz prospect (consisting of the Farmout Lands and certain acreage owned by Hydro in adjoining lease blocks, the “Hydro Nimitz Prospect”) and otherwise performs its obligations under the Hydro Farmout Agreement, then (i) PNR will assign to Hydro operating rights in the Farmout Lands, reserving a cost-free overriding royalty interest of 12.5% of 20% of 8/8ths production in the Farmout Lands, and (ii) Hydro will assign to PNR a like overriding royalty interest in the remainder of the Hydro Nimitz Prospect.  Conditioned on the absence of any material changes to the Hydro Farmout Agreement as currently executed, and subject to Hydro’s compliance with the terms of the Hydro Farmout Agreement and satisfaction of all requirements for Hydro to earn an assignment under the Hydro Farmout Agreement, PNR shall assign and transfer to, or cause to be assigned and transferred to, the Mesa Partnership an Overriding Royalty Interest (as such term is defined in the Conveyance Agreement) in 50% of the Retained Interest (as such term is defined in the Conveyance Agreement) reserved or otherwise acquired by PNR in the Hydro transaction.  Based on the commercial terms currently expressed in the Hydro Farmout Agreement and subject to Hydro’s compliance as stated above, PNR will assign and transfer to, or cause to be assigned and transferred to, the Mesa Partnership an interest equal to 90% of 50% of 20% of 12.5% of 8/8ths, or a 1.125% overriding royalty interest in the Hydro Nimitz Prospect, subject to the terms of the Conveyance Agreement and the Hydro Farmout Agreement.  A copy of the Hydro Farmout Agreement is attached as Schedule 1.3 hereto.  The Trustee acknowledges that Farmouts to Non-Affiliates of parts of the Subject Interests (as each of the foregoing capitalized terms are defined in the Conveyance Agreement) made in accordance with the Conveyance Agreement are permitted in PNR’s discretion and that such Farmouts allow assignment of a portion of the Subject Interests free and clear of the Overriding Royalty Interest provided that the  Royalty Owner receives an Overriding Royalty Interest in any Retained Interest reserved or acquired under such Farmout (as each of the foregoing capitalized terms are defined in the Conveyance Agreement).

1.4           Pioneer, the Mesa Trust, and the Trustee acknowledge that pursuant to Article 3.02 of the Trust Indenture the Trustee is directed to sell the Trust’s interest in the Mesa Partnership, or to cause the Partnership to sell the assets of the Partnership, if the total amount of cash per year received by the Trust for each of three successive years after December 31, 1987 is less than 10 times one-third of the total amount payable to the Trustee for management of the Trust for such three-year period.  Based upon the audited books and records of the Trust, the amount of cash received by the Trust for each of the calendar years 2002, 2003 and 2004 was less than 10 times one-third of the total amount payable to the Trustee for management in such three-year period.  The Parties acknowledge that pursuant to Article 6.04 of the Partnership Agreement the managing general partner, at the direction of the Trustee, is required to use its best efforts to sell or otherwise dispose of, upon such terms as may be specified by the Trustee, the assets of the Partnership including the Overriding Royalty Interest.  The Parties further acknowledge that the Trustee must provide at least sixty (60) days written notice to MOSH concerning the Trustee’s causing or consenting to the sale of the Overriding Royalty Interest owned by the Mesa Partnership.  In accordance with the provisions of the Trust Indenture and the Partnership Agreement, and subject to the Court’s orders in the Lawsuit, the Trustee intends and directs, subject to the provisions of Article II below, as follows.

(a)           PNR, as managing general partner of the Mesa Partnership, shall use its best efforts to undertake the following steps to sell the assets of the Partnership on the timetable stated at section 1.4(b) below:

(i)            PNR shall arrange for the sale through The Oil and Gas Clearinghouse, or another similar third-party firm routinely engaged in conducting auctions of mineral interests.

(ii)           PNR shall provide to the auction firm non-confidential information commonly utilized in creating a data room such as a description of the assets to be sold and production and operational information relating to the properties that are currently the subject of the Overriding Royalty Interest.  The Trust shall provide to PNR non-confidential information in its possession concerning the properties that are currently the subject of the Overriding Royalty Interest as would commonly be provided to potential bidders in auction sales for inclusion in the data room.

(iii)          PNR shall cause the assets of the Partnership to be sold at public auction to the highest cash bidder.  Pioneer shall not bid on or purchase any of the Partnership’s assets.

(iv)          PNR shall promptly pay or make provision for the payment of any liabilities of the Partnership from and distribute the cash received in the sale of the Partnership’s assets in accordance with the Partners’ Sharing Ratios as provided in the Partnership Agreement.

(b)           PNR shall cause the sale to occur as soon as practicable, considering the required schedule of events imposed by the selected auction firm, after the first occurring of the dates specified below:

(i)            90 days following the logging and/or testing at objective depth of the well planned to be drilled to the Nimitz prospect described in section 1.2 above; or

(ii)           90 days following written notice to PNR from the Trustee to sell the assets of the Partnership.

(c)           In any event, however, the sale shall occur on, or as soon as practicable after, July 1, 2007.

(d)           Notice to the Beneficiaries of the Mesa Trust of this Agreement, provided in accordance with Section 2.1 below, shall constitute notice of sale as provided in Article 3.02 of the Trust Indenture; provided, however, that the Trustee shall issue an appropriate Form 8-K providing notice of the specific date selected for the sale and of the specific auction firm selected to conduct the sale at least 30 days prior to such sale.

(e)           PNR shall be reimbursed, pursuant to Article V of the Partnership Agreement, for any out-of-pocket expenses incurred, and for any fees and expenses to third parties, associated with the actions described in this Section 1.4.

(f)            The timetable provided for in 1.4(b) above may be subject to adjustment by Pioneer and/or the Trustee in the event of appeal of the Order provided for in Article II below subject, further, to the status of the bonding of such appeal.

ARTICLE II.
CONDITIONS PRECEDENT

2.1.          Court Approval.  This Agreement shall be expressly conditioned upon an Order by the Court approving of the Agreement, and this Agreement shall not be effective absent such an Order of the Court.  This Order shall include a determination by the Court (1) that the Agreement is in the best interests of the Mesa Trust and its Beneficiaries, and (2) that the Trustee has the capacity and authority to settle all claims on behalf of the Mesa Trust against Pioneer and Woodside, including the claims brought by Plaintiffs in the Lawsuit, and to enter into this Agreement.

(a)           Motion to Approve Settlement Agreement and Petition for Instructions.  The Trustee shall seek Court approval of this Agreement by filing a Motion to Approve Settlement Agreement and Petition for Instructions (the “Motion”).

(b)           Hearing on the Motion.  The Trustee shall set a preliminary hearing with the Court on the Motion at which the Trustee shall request the Court to issue an Order setting a final hearing on the Motion to occur no fewer than 30 days after the Trustee provides the notice required by the Court.

(c)           Notice to Beneficiaries.  The Trustee shall provide notice of this Agreement and the final hearing on the Motion to all Beneficiaries of the Mesa Trust in accord with Sections 115.015 and 115.016 of the TEXAS PROPERTY CODE.  Within five days of serving notice on all Beneficiaries, the Trustee shall confirm to the Court and the parties to the Lawsuit, in writing, that the Trustee provided notice to all Beneficiaries as ordered by the Court.  The costs of providing the notice required by the Court shall be borne by the Mesa Trust.

(d)           Order.  The Trustee shall submit an Order approving the Motion and this Agreement substantially in the form attached as Exhibit A to this Agreement.

2.2.          Failure to Obtain Court Approval.  Court approval of the Agreement as set forth in Section 2.1 and the entry of a final Order as contemplated in Section 2.1(d) are necessary prerequisites to the enforceability of this Agreement.  The Court’s refusal to enter an Order substantially in the form of the order set forth in Section 2.1(d) renders this Agreement void and unenforceable between the Parties.

2.3.          Modified Procedures.  In the event that the Parties desire or are required to modify any of the procedures to be undertaken pursuant to this Agreement, they shall petition the Court, with notice to the parties to the Lawsuit, identifying the modification and seeking the Court’s review and/or approval of the modification.

ARTICLE III.
RELEASES

3.1.          Release by the Mesa Trust, the Trustee, and the Beneficiaries.  Upon entry of the Order provided for in Article II above, JPMorgan Chase Bank, NA, in its capacity as Trustee, on behalf of itself, the Mesa Trust, and the Beneficiaries, and their respective parents, subsidiaries, affiliates, predecessors, successors and assigns, do hereby fully, finally, and forever release, acquit, and discharge Pioneer and Woodside, their respective parent companies, subsidiary companies, and affiliated companies and entities, and their directors, trustees, officers, employees, agents, and successors and assigns, from any and all claims that arise from or relate in any way to the claims, matters, or theories that are, or could have been, asserted in the Lawsuit; including, without limitation, any and all claims relating to alleged wrongful, imprudent, and/or unreasonable actions (or omissions) concerning (i) abandonment costs for the Subject Interests under the Conveyance Agreement, (ii) operation of the Subject Interests including allegations of improper delay of production and improper failure to drill additional wells, (iii) concealment of the value of the Subject Interests, (iv) capturing or converting profits belonging to the Trust, (v) enrichment at the expense of the Trust, and (vi) premature termination of the Trust and/or of the Mesa Partnership.  This release shall also include any and all claims relating in any way to the Exploration Agreement between PNR and Woodside, effective January 20, 2003, the Farmout Agreement between PNR and Woodside, effective January 20, 2003, and the Partial Assignment of Operating Rights from PNR to Woodside dated on or about April 7, 2005.  This release shall include and encompass any such claims, matters, or theories whether based in contract or in tort and whether based on alleged breaches of fiduciary duty, misapplication of fiduciary property, fraud, negligence or gross negligence, breach of contract, conspiracy, or aiding or abetting.

3.2.          Release by Pioneer.  Upon entry of the order provided for in Article II above,  Pioneer, on their behalf and on behalf of their directors, trustees, officers, employees, agents, successors and assigns, do hereby fully, finally, and forever release, acquit, and discharge the

Mesa Trust and the Trustee, including their respective parent companies, subsidiary companies, and affiliated companies and entities, and their directors, trustees, officers, employees, agents, and successors and assigns, from any and all claims that arise from or relate in any way to the claims, matters, and theories that were, or could have been, asserted in the Lawsuit, including, without limitation, any and all claims described in Section 3.1 above.

3.3.          Notwithstanding anything in this Article III to the contrary, the Parties, and each of them, reserve the right to enforce the terms of this Agreement including, without limitation, the rights and obligations provided in Article I above.

3.4.          Nothing herein is intended to affect the rights or obligations existing as between Pioneer and Woodside.  This Agreement does not express a release of any rights or obligations as between Pioneer and Woodside.

ARTICLE IV.
SALE AND WINDUP

4.1.          The Parties acknowledge and agree that, subject to the Court’s review and approval as provided in Article II above, upon completion of the sale and windup procedures described in Section 1.4 above, Pioneer and the Mesa Trust’s relationship under the Overriding Royalty Conveyance, the Trust Indenture, and the Partnership Agreement shall be resolved and concluded and that the Mesa Partnership shall be dissolved and terminated in accordance with the Partnership Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.1.          The Trustee’s Representations and Warranties.  The Trustee represents, warrants, and agrees that:

(a)           it has consulted with competent legal counsel in connection with the Lawsuit and this Agreement, and that it fully understands all aspects of this Agreement;

(b)           no promise, agreement, or representation that is not contained in this Agreement has been made to or relied on by the Trustee in executing this Agreement.  It is relying on its own judgment in entering this Agreement, and has been fully represented and advised by legal counsel;

(c)           in its professional judgment, this Agreement is in the best interests of the Mesa Trust and its Beneficiaries given (i) the probable validity, or lack thereof, of the claims asserted in the Lawsuit, (ii) the difficulty and expense of litigation, and (iii) the terms of the compromise among the Parties as set forth in this Agreement;

(d)           this Agreement has been duly authorized by all requisite action by the Trustee on behalf of the Mesa Trust; and

(e)           subject to approval by the Court of this Agreement as set forth in Article II, the Trustee has the full right and authority to enter into this Agreement on behalf of the Mesa Trust and to fully commit and bind the Mesa Trust to its terms.

5.2.          Pioneer’s Representations and Warranties.  Pioneer represents, warrants and agrees that:

(a)           it has consulted with competent legal counsel in connection with the Lawsuit and this Agreement, and that it fully understands all aspects of this Agreement;

(b)           no promise, agreement, or representation that is not contained in this Agreement has been made to or relied on by Pioneer in executing this Agreement.  It is relying on its own judgment in entering this Agreement, and has been fully represented and advised by legal counsel;

(c)           it has the full right and authority to enter into the Agreement,

(d)           this Agreement has been duly authorized by all requisite action on behalf of Pioneer; and

(e)           the person executing this Agreement has the full right and authority to fully commit and bind Pioneer.

ARTICLE VI.
JURISDICTION, VENUE, AND CHOICE OF LAW

6.1.          Enforcement of Agreement.  Any dispute related to this Agreement must be raised by a Motion to Enforce Agreement in District Court in Harris County, Texas, or in any other court of competent jurisdiction located in Harris County, Texas.  In executing this Agreement, the Parties hereby submit to the jurisdiction of any such court of competent jurisdiction located in Harris County, Texas.

6.2.          Choice of Law.  The laws of the State of Texas shall govern this Agreement and any disputes arising from its execution, validity, interpretation, construction, or enforcement.

ARTICLE VII.
MISCELLANEOUS PROVISIONS

7.1.          Amendments in Writing.  Any amendment to this Agreement must be in writing, must specifically refer to this Agreement, and must be signed by duly authorized representatives of each of the Parties.

7.2.          Neutral Interpretation and Construction.  Given that the Parties to this Agreement and their respective counsel have had the opportunity to draft, review, and edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement shall be applied in any action relating to, connected to, or involving this Agreement.

7.3.          No Liability by Any Party.  This Agreement is made for the purpose of avoiding the expense, inconvenience, and uncertainty of litigation and is the result of a compromise of disputed claims.  This Agreement shall not be construed as an admission of liability by any Party, and all Parties expressly deny any liability to any Party.

7.4.          Merger Clause.  This Agreement contains the entire agreement of the Parties; all prior negotiations, statements, or representations are hereby superseded and displaced.  The Parties expressly disclaim reliance on any statements concerning this Agreement or the Lawsuit that are not expressly included in the terms of this Agreement.

7.5.          Headings.  The headings to the Articles and Sections of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

7.6.          Executable in Counterparts.  This Agreement may be executed in counterparts by the Parties, and when each Party has signed and delivered at least one such counterpart to the other Parties, each counterpart shall be deemed an original and taken together shall constitute one and the same Agreement.

7.7           Successor Liability.  This Agreement and the obligations, contained herein, are binding obligations of the Parties, their respective successors and assigns.

EXECUTED ON January 26, 2007

MESA OFFSHORE TRUST

By:	JPMORGAN CHASE BANK, N.A., as Trustee
for the Mesa Offshore Trust

By:	Bank of New York Trust Company, N.A.,
as attorney in fact
By:	/s/ Mike Ulrich
Name:	Mike Ulrich
Title:	Vice President

PIONEER NATURAL RESOURCES COMPANY
By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President & General Counsel

PIONEER NATURAL RESOURCES USA, INC.
By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President & General Counsel

SCHEDULE 1.1

Form of

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

This Assignment of Overriding Royalty Interest (“Assignment”), dated effective 7:00 a.m. on April 20, 2006, is from PIONEER NATURAL RESOURCES USA, INC., a Delaware corporation, whose address is 5205 North O’Conner Blvd., Suite 200, Irving, Texas 75039 (“Assignor”), to MESA OFFSHORE ROYALTY PARTNERSHIP, a Texas general partnership, whose address is 5205 N. O’Conner Blvd., Suite 200, Irving, Texas 75039-3746 (“Assignee”).  Assignor and Assignee are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

1.             Reference is made to that certain Overriding Royalty Conveyance from Mesa Petroleum Co. (predecessor to Assignor) to Assignee, effective December 1, 1982, as amended (the “Original Conveyance”).

2.             Reference is also made to that certain Mutual Release and Settlement Agreement among Pioneer Natural Resources Company, Pioneer Natural Resources USA, Inc., Assignor, and the Mesa Offshore Trust (the “Mesa Trust”), acting by and through JPMorgan Chase Bank, N.A., in its capacity as trustee of the Mesa Trust (the “Trustee”), dated                                 (the “Settlement Agreement”).

3.             Reference is also made to that certain Partial Assignment of Operating Rights from Assignor to Woodside Energy (USA) Inc. (“Woodside”) dated on or about April 7, 2005, approved by the United States Department of the Interior, Minerals Management Service, Gulf of Mexico Regional Office. (the “Woodside Assignment”).

4.             Pursuant to the Settlement Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept, the A-39B ORRI (as defined below) in substitution and in lieu of any interest Assignee now holds, or is deemed to hold, in and to the A-39B Property (as defined below).

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending hereby to be legally bound, the Parties hereby agree as follows:

1.             Defined Terms.  As used in this Assignment, the following terms shall have the meanings set forth below.

“After Acquired Leasehold Interests” means the 50% leasehold interest and associated operating rights assigned to Assignor in and to the A-39B Property by the Subsequent Assignments.

1

“A-39B ORRI” means an overriding royalty interest in oil, gas and other hydrocarbons produced and saved from the A-39B Property, and being further described as follows:

(a)                                  until Payout, an Overriding Royalty Interest in the Pre-Payout Woodside ORRI; and

(b)                                 from and after Payout, an Overriding Royalty Interest in and to the After Acquired Leasehold Interests;

in each case subject to the terms of the Original Conveyance, as amended, this Assignment, and the Operating Agreement.

“A-39B Property” means the Oil and Gas Lease bearing Serial No. OCS-G 4559, effective January 1, 1981, by and between the United States of America, as Lessor, and Mesa Petroleum Co. and Texaco Inc., as Lessee, covering all of Block A-39, Brazos Area, as shown on OCS Leasing Map, Texas Map No. 5, containing 5,760 acres, more or less; INSOFAR AND ONLY INSOFAR as such lease covers the South Half of Block A-39, Brazos Area, containing 2,880 acres, more or less, from the surface down to 50,000 feet subsurface.

“Operating Agreement” means Offshore Operating Agreement dated effective January 20, 2003, as amended, by and between Pioneer Natural Resources USA, Inc., as Operator, and Woodside, as Non-Operator, covering the A-39B Property.

“Original ORRI” means any and all rights, titles and interests of Assignee in and to, or with respect to, the A-39B Property pursuant to the Original Conveyance.

“Overriding Royalty Interest” has the meaning given that term in the Original Conveyance.

“Payout” means the following:  the first day of the month following the month in which Woodside has recouped from its share of the total proceeds from the sale of production from the initial well, and any subsequent well(s), drilled on the lands assigned to Woodside under the Woodside Assignment or lands pooled therewith, as applicable, after deducting lessor’s and any overriding royalties, reasonable and necessary leasehold operating expenses, all taxes on production, an amount equal to all costs and expenses borne by or allocated to Woodside in respect of drilling, testing, completing, equipping, including the cost of constructing a platform or the cost of tying in the initial well to a third party platform, and operating the initial well and any subsequent wells drilled on the lands assigned to Woodside or the lands pooled therewith, and the costs of processing, transporting and marketing production including fees paid for and costs associated with production handling.

“Pre-Payout Woodside ORRI” means that portion of the overriding royalty interest reserved by Assignor pursuant to the Woodside Assignment attributable to periods, and oil, gas and other hydrocarbons produced and saved from the A-39B Property, prior to Payout, being ten percent of eight-eighths (10% of 8/8), proportionately reduced to the 50% interest conveyed in the Woodside Assignment, being five percent of eight-eighths (5% of 8/8).

2

“Subsequent Assignments” means, collectively,

(a)                          that certain Assignment of Record Title Interest by and between Texaco Exploration and Production Inc., as Assignor, and Mesa Operating Co., as Assignee, executed December 29, 1995 and effective December 31, 1995, approved by the United States Department of the Interior, Minerals Management Service, Gulf of Mexico Regional Office on June 18, 1996; and

(b)                         that certain Assignment of Record Title Interest by and between Bechtel Energy Partners Ltd., as Assignor, and Pioneer Natural Resources USA, Inc., as Assignee, executed June 13, 2000 and effective May 1, 2000, approved by the United States Department of the Interior, Minerals Management Service, Gulf of Mexico Regional Office on July 13, 2000.

2.             ORRI.

(a)                                  Conveyance.  Assignor hereby assigns and transfers the A-39B ORRI to Assignee.

(b)                                 Replacement of Original ORRI.  Assignor and Assignee hereby acknowledge and agree that the Original ORRI is hereby terminated and discharged, that Assignor and the property that was the subject of the Original ORRI are released from any further burden or obligation with respect thereto, and that if and to the extent the Original ORRI survives, or is deemed to survive, such termination and discharge, the same is hereby re-assigned and re-transferred to Assignor, it being understood and agreed that the A-39B ORRI is in full replacement of and in lieu of the Original ORRI.  For the avoidance of doubt, Assignee shall have no interest, pursuant to this Assignment or the Original Conveyance or otherwise, in or to that portion of the overriding royalty interest reserved by Assignor pursuant to the Woodside Assignment attributable to periods, and oil, gas and other hydrocarbons produced and saved from the A-39B Property, after Payout.

3.             Subject to Original Conveyance.  The Parties stipulate and agree that as a consequence of the execution, delivery and acceptance of this Assignment, the Subject Interests under the Original Conveyance (as the term “Subject Interests” is defined in the Original Conveyance) shall include (i) the Pre-Payout Woodside ORRI until Payout, and (ii) the After Acquired Leasehold Interests from and after Payout, subject to all limitations set forth in such definition of Subject Interests, but shall otherwise exclude the A-39B Property.  The Parties stipulate and agree that, from and after Payout, Net Proceeds (as defined in the Original Conveyance) attributable to the A-39B ORRI as a Subject Interest shall not be subject to or reduced by any costs or expenses relating to the period prior to Payout that were deducted in calculating the occurrence of payout.  The interest conveyed herein to be held, and to inure to the benefit of, Assignee and its successors and assigns.

4.             Special Warranty.  Notwithstanding anything herein to the contrary, this Assignment without warranty, either express or implied, except for a limited warranty by, through and under Assignor but not otherwise.

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IN WITNESS WHEREOF, the Parties have duly executed this Assignment effective as of the date first above written.

ASSIGNOR:	PIONEER NATURAL RESOURCES USA, INC.

By:
Name:
Title:

ASSIGNEE:	MESA OFFSHORE ROYALTY PARTNERSHIP

	By:	, its managing general partner

By:
Name:
Title:

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STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                               , 2007, by                               ,                                , of Pioneer Natural Resources USA, Inc., a Delaware corporation, on behalf of said corporation.

Notary Seal:	Notary Public in and for
The State of Texas

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                               , 2007, by                               ,                                of                               , managing general partner, on behalf of Mesa Offshore Royalty Partnership, a Texas general partnership.

Notary Seal:	Notary Public in and for
The State of Texas

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SCHEDULE 1.2

Form of
AMENDMENT TO OVERRIDING ROYALTY CONVEYANCE

This Amendment to Overriding Royalty Conveyance is entered into effective                                           , by and between Pioneer Natural Resources USA, Inc., a Delaware corporation, whose address is 5205 North O’Conner Blvd., Suite 200, Irving, Texas 75039 (“PNR”) and Mesa Offshore Royalty Partnership, a Texas general partnership, whose address is 5205 N. O’Conner Blvd., Suite 200, Irving, Texas 75039-3746 (“Mesa Partnership”). PNR and Mesa Partnership are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

(1)           Reference is made to that certain Overriding Royalty Conveyance from Mesa Petroleum Co. (predecessor to PNR) to Mesa Partnership, effective December 1, 1982 (the “Original Conveyance”).

(2)           Reference is also made to that certain Mutual Release and Settlement Agreement among Pioneer Natural Resources Company, PNR, and the Mesa Offshore Trust (the “Mesa Trust”), acting by and through JPMorgan Chase Bank, N.A., in its capacity as trustee of the Mesa Trust (the “Trustee”), dated                                       (the “Settlement Agreement”).

(3)           Pursuant to the Settlement Agreement, PNR and Mesa Partnership desire to amend the Original Conveyance as provided herein.

NOW THEREFORE,for and in consideration of the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending hereby to be legally bound, the Parties hereby agree as follows:

1.             Abandonment Costs Definition. Article I of the Original Conveyance is hereby amended by adding the following proviso to the end of the definition of Abandonment Costs:

“; provided however, that effective as of October 31, 2006, Abandonment Costs shall exclude (i) the Prior P&A Costs and (ii) the Brazos A-39 No. 5 Well P&A Costs.”

2.             New Definitions. Article I of the Original Conveyance is hereby further amended by adding the following new definitions:

“‘Brazos A-39 No. 5 Well P&A Costs’ means the plugging, abandonment, and decommissioning costs with respect to the well designated as No. 5 and located on the Brazos Block A-39 Lease and the related facilities allocated to such well.

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‘Brazos Block A-39 Lease’ means the Oil and Gas Lease bearing Serial No. OCS-G 4559, effective January 1, 1981, by and between the United States of America, as Lessor, and Mesa Petroleum Co. and Texaco Inc., as Lessee, covering all of Block A-39, Brazos Area, as shown on OCS Leasing Map, Texas Map No. 5, containing 5,760 acres, more or less.

‘Designated Facilities’ means, collectively,

(a)           Concerning Brazos Block A-7A, the Block A-7 No. A4 Well and well bore, and associated Block A-7 Pioneer Platform A (now abandoned and removed) bearing MMS Platform ID No. 10189 1, said platform comprised of three decks with four (4) slots.

(b)           Concerning Brazos Block A-7B, the Block A-7 No. B1 Well and well bore, and associated Block A-7 Newfield Platform B bearing MMS Platform ID No. 146 1, said platform comprised of two decks with one (1) slot.

(c)           Concerning Brazos Block A-39A, the Block A-39 No. A1 Well and well bore, the Block A-39 No. A2 Well and well bore, the Block A-39 No. A3 Well and well bore, and the associated Block A-39 Pioneer Platform A (now abandoned and removed) bearing MMS Platform ID No. 10202 1, said platform comprised of three decks with four (4) slots.

(d)           Concerning Matagorda Island Block 624, the Block 624 Pioneer Platform A, bearing MMS Platform ID No. 10198 1, removed in year 2003, said platform comprised of three decks with nine (9) slots, said platform currently located at the Omega yard in New Iberia, Louisiana, awaiting disposal.

(e)           Concerning South Marsh Island Block 155, the Block 155 Pioneer Platform A, bearing MMS Platform ID No. 22473 1, removed in year 2002, said platform comprised of three decks with twenty four (24) slots, said platform currently located at the Omega yard in New Iberia, Louisiana, awaiting disposal.

‘Prior P&A Costs’ means the approximately $1,400,000 of accrued plugging, abandonment and decommissioning costs related to Designated Facilities, expended and projected to be expended as reflected in the books and records of Assignor as of October 31, 2006, which costs have not, as of such date, been used in the calculation of Net Proceeds.”

3.             No Currently Outstanding Abandonment Costs. The Parties acknowledge and agree that effective as of October 31, 2006 Mesa Partnership’s interest under the Original Conveyance is unencumbered by, and bears no share of or responsibility for plugging, abandonment or decommissioning costs associated with activities occurring on or before October 31, 2006, with respect to any Leases (as defined in the Original Conveyance), or associated with any facilities located on or used in connection with any Lease as of October 31, 2006, and that

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Mesa Partnership has fully satisfied and discharged its share of and responsibility for plugging, abandonment and decommissioning costs associated with activities occurring on or before October 31, 2006 and facilities existing as of October 31, 2006 by virtue of charges previously assessed against Mesa Partnership’s interest.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment effective as of the date first above written.

PIONEER NATURAL RESOURCES USA, INC.

By:
Name:
Title:

MESA OFFSHORE ROYALTY PARTNERSHIP

By:	, its managing general partner

By:
Name:
Title:

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STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on                               , 2007, by                               ,                               , of Pioneer Natural Resources USA, Inc., a Delaware corporation, on behalf of said corporation.

Notary Seal:	Notary Public in and for
The State of Texas

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                               , 2007 by                               ,                                of                               , managing general partner, on behalf of Mesa Offshore Royalty Partnership, a Texas general partnership.

Notary Seal:	Notary Public in and for
The State of Texas

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No. 2006-01984

MOSH HOLDING, L.P.,	§	IN THE DISTRICT COURT OF
§
PLAINTIFF,	§
§
V.	§
§
PIONEER NATURAL RESOURCES COMPANY;	§	HARRIS COUNTY, TEXAS
PIONEER NATURAL RESOURCES USA, INC.;	§
WOODSIDE ENERGY (USA), INC.; AND	§
JPMORGAN CHASE BANK, N.A., AS	§
TRUSTEE OF THE MESA OFFSHORE TRUST	§
§
DEFENDANTS.	§	334TH JUDICIAL DISTRICT

FINAL ORDER APPROVING MUTUAL RELEASE AND
SETTLEMENT AGREEMENT AND DISMISSAL WITH PREJUDICE

Pending before the Court is the Motion for Approval of Settlement and Petition for Instructions to the Trustee Regarding Final Settlement Approval (the “Motion”).  After a hearing conducted on                           , the Court has reviewed the Motion, all responses and objections to the Motion and the Mutual Release and Settlement Agreement (the “Settlement Agreement”) that is the subject of the Motion, the evidence presented by the parties and interested persons, the arguments of counsel, and finds that the Motion should be granted.

The Court makes the following findings in connection with this Order:

1.             The Court has the authority under Texas law to approve the Settlement Agreement and to dismiss with prejudice the claims asserted in this lawsuit against Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. (together, “Pioneer”) and Woodside Energy (USA), Inc. (“Woodside”) pursuant to the Motion and the Settlement Agreement.

2.             The Trustee provided appropriate notice to beneficiaries of the Trust in accord with the provisions of Texas Property Code, including Sections 115.015 and 115.016.

3.             Pursuant to Texas law, the Royalty Trust Indenture dated December 1, 1982 (the Trust Indenture”), the Overriding Royalty Conveyance dated December 1, 1982, and the Articles of General Partnership dated November 30, 1982 (as amended by First Amended and Restated Articles of General Partnership dated December 1, 1982 and Amendment to First Amended and Restated Articles of General Partnership dated December 27, 1985) (the “Partnership Agreement”), JPMorgan Chase Bank, as Trustee of the Mesa Offshore Trust (the “Trustee”), has standing and the authority to cause the Mesa Offshore Trust (the “Trust”), the beneficiaries of the Trust, and (as the 99.99% General Partner of the Mesa Offshore Royalty Partnership (the “Partnership”)) the Partnership to enter into the Settlement Agreement, to compromise the claims asserted against Pioneer and Woodside in this lawsuit, and to receive the benefits and consideration provided to the Trust and the Partnership pursuant to the Settlement Agreement.

4.             The Trustee, Pioneer, and Woodside conducted settlement negotiations at arms’ length and in good faith.  The Trustee negotiated the Settlement Agreement in the best interests of the Trust and the Trust’s beneficiaries.

5.             The Trustee has diligently investigated the claims asserted against Pioneer and Woodside in the pleadings filed by MOSH Holding, L.P. and Dagger-Spine Hedgehog Corporation in this lawsuit.  The claims against Pioneer and Woodside asserted in this lawsuit are not valid or are too speculative to justify using the Trust’s assets to pursue.

6.             The evidence that the parties would offer on the trial of this case would be voluminous, complex, and sharply conflicting, and a trial on the merits of this action would be extremely lengthy, complex, and expensive.

7.             The proposed settlement agreement gives the Partnership, the Trust, and the Trust’s beneficiaries substantial benefits and advantages that would not be available to them

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even if Pioneer and Woodside were found liable on all of the claims raised in this lawsuit.  The benefits achieved by the Settlement Agreement are more certain and greater than the benefits that likely could be obtained in a trial of this lawsuit.

8.             The Settlement Agreement is advantageous for and in the best interest of the Trust and all of the beneficiaries of the Trust, including, without limitation, MOSH Holding, L.P. and Dagger-Spine Hedgehog Corporation.

9.             The Trustee acted reasonably and properly in negotiating and executing the Settlement Agreement.

10.           The actions of JPMorgan Chase Bank, in its capacity as Trustee and in its individual capacity, do not create any conflicts, including any conflicts arising from JPMorgan Chase Bank’s lending relationship with Pioneer and its responsibilities as Trustee.  No conflict of interest exists between the Trust, the beneficiaries of the Trust, and the Trustee.

11.           The claims asserted in this lawsuit against Pioneer and Woodside belong to the Partnership or the Trust.  Any recovery that could be obtained pursuant to the claims raised in this lawsuit would belong to and be for the benefit of the Partnership or the Trust, and not directly for the beneficiaries of the Trust, including MOSH Holding, L.P. and Dagger-Spine Hedgehog Corporation.  The beneficiaries of the Trust do not have standing to assert the claims stated in this lawsuit against Pioneer and Woodside.

12.           The total amount of cash that the Trust received per year in 2002, 2003, and 2004 was less than ten times one-third the total amount payable to the Trustee under Article VII of the Trust Indenture for such three-year period.  Accordingly, the Trust Indenture requires the Trustee to sell the assets of the Trust or to cause the Partnership to sell the Partnership’s assets.  The procedures for the sale of the assets of the Partnership and the distribution of the net proceeds

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from the sale of those assets that are stated in the Settlement Agreement are reasonable, necessary, and satisfy the obligations of Pioneer and the Trustee under the Partnership Agreement, the Overriding Royalty Conveyance, and the Trust Indenture.

It is therefore ORDERED that:

1.             The Court approves the Settlement Agreement, which is attached as Exhibit A.  All of the terms and provisions of the Settlement Agreement are incorporated into this Order.  The Trustee is instructed to consummate the Settlement Agreement and to enforce its terms.

2.             The claims and causes of action asserted against JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust, in this lawsuit are severed from the main cause and shall be docketed under cause number 2006-01984-A.

3.             Pioneer Natural Resources Company, Pioneer Natural Resources USA, Inc., and Woodside Energy (USA), Inc., and all claims asserted against them in this action, are dismissed with prejudice.  This order is final and appealable.

4.             The Trustee is released from any liability from the Trust or the Trust beneficiaries for any claims arising from its agreement to and performance of the Settlement Agreement.

5.             This Order and the Settlement Agreement is binding on Pioneer, Woodside, the Trust, the Trustee, and all of the beneficiaries of the Trust, including without limitation, MOSH Holding, L.P., and Dagger-Spine Hedgehog Corporation.

Signed this        day of                                            ,          .

Presiding Judge

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